FOR IMMEDIATE RELEASE


               SA TELECOMMUNICATIONS ANNOUNCES THE
            ACQUISITION OF U.S. COMMUNICATIONS, INC.


DALLAS, TEXAS, August 1, 1995 -- SA Holdings, Inc. d/b/a SA
Telecommunications
(NASDAQ-STEL), announced today the consummation of its $12 million acquisition of U.S.
Communications, Inc. (USC).

USC was a privately-owned, 10 year old Interexchange Long Distance Carrier headquartered in Levelland, Texas. The Company was profitable last year on revenues of $16,000,000.

SA Telecommunications is a diversified global telecommunications long distance carrier which offers domestic and international telecommunications services to its customer base.

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For more information:

Jack W. Matz, Jr. - Chief Executive Officer    John A. Germinario
SA Holdings, Inc.                               Tel: 201-543-0870
d/b/a SA Telecommunications
Tel: 214-516-0662
Fax: 214-881-0656